Exhibit 99.1

Abbott Reports Fourth-Quarter and Full-Year 2012 Results

– Fourth-Quarter Ongoing EPS of $1.51 (GAAP EPS of $0.66) – – Full-Year Ongoing EPS of $5.07 (GAAP EPS of $3.72) –
Abbott Contacts:	– Completed Launch of AbbVie, a New Biopharmaceutical Company –
– Company Issues Strong Earnings Outlook for 2013 –
Financial:

Brian Yoor

(847) 937-6343

Tina Ventura

(847) 935-9390

Media:

Melissa Brotz

(847) 935-3456

Scott Stoffel

(847) 936-9502

AbbVie Contacts:

Financial:

Larry Peepo

(847) 935-6722

Media:

Adelle Infante

(847) 938-8745

ABBOTT PARK, Ill., Jan. 23, 2013 — Abbott today announced financial results for the fourth quarter ended Dec. 31, 2012.

•                  Fourth-quarter diluted earnings per share, excluding specified items, were $1.51. Diluted earnings per share under Generally Accepted Accounting Principles (GAAP) were $0.66, including specified items.

•                  Full-year diluted earnings per share, excluding specified items, were $5.07, exceeding Abbott’s initial guidance range. Diluted earnings per share under GAAP were $3.72, including specified items.

•                  Excluding foreign exchange, worldwide sales increased 5.6 percent. Reported sales increased 4.4 percent, including an unfavorable 1.2 percent effect of foreign exchange.

•                  On Jan. 1, 2013, Abbott completed the launch of AbbVie, a new research-based biopharmaceutical company.

•                  Abbott launched numerous new products across its diversified businesses in 2012, positioning the company well for future growth. Key pipeline innovations include the launch of its Absorb™ bioresorbable vascular scaffold; the next-generation drug-eluting stent, XIENCE Xpedition™; 80 launches across its Nutrition business; new tests in Diagnostics; as well as several new product and geographic expansion initiatives in Established Pharmaceuticals, Diabetes Care and Vision Care.

“In 2012, we achieved a significant milestone in Abbott’s 125-year history with the creation of AbbVie while delivering another year of strong results,” said Miles D. White, chairman and chief executive officer, Abbott. “Abbott’s mix of diversified healthcare businesses and pipeline is favorably aligned with key healthcare and emerging market trends, and well positioned to deliver top-tier growth in 2013.”

The following is a summary of Fourth-Quarter 2012 sales by major business category.

				% Change vs. 4Q11
	Sales ($ in millions) 4Q12					Int’l		Total
	U.S.	Int’l	Total	U.S.		Operational	Reported	Operational		Reported

Total Sales	4,669	6,168	10,837	4.4		6.6	4.4	5.6		4.4

Proprietary Pharmaceuticals	3,020	2,122	5,142	7.6		9.6	7.0	8.5		7.4

Nutritionals	743	972	1,715	9.4		10.5	10.8	10.0		10.2

Established Pharmaceuticals	—	1,346	1,346	n/a		0.6	(2.4)	0.6		(2.4)

Core Laboratory Diagnostics	174	734	908	(0.3)		7.2	4.8	5.7		3.8

Molecular Diagnostics	59	72	131	(3.3)		12.5	10.4	4.9		3.8

Point of Care Diagnostics	72	18	90	19.5		(1.0)	(0.8)	14.7		14.7

Vascular(a)	282	478	760	(24.6	)(a)	8.1	5.7	(6.8	)(a)	(8.1	)(a)

Diabetes Care	150	212	362	9.8		0.6	(1.2)	4.2		3.1

Medical Optics	100	185	285	1.5		1.2	(1.3)	1.4		(0.3)

Other Sales	69	29	98	(14.7)		4.4	2.3	(9.9)		(10.4)

The following is a summary of Twelve-Month 2012 sales by major business category.

				% Change vs. 12M11
	Sales ($ in millions) 12M12					Int’l		Total
	U.S.	Int’l	Total	U.S.		Operational	Reported	Operational		Reported

Total Sales	16,784	23,090	39,874	4.8		6.1	1.1	5.5		2.6

Proprietary Pharmaceuticals	10,158	7,854	18,012	7.4		8.9	3.0	8.2		5.5

Nutritionals	2,907	3,564	6,471	9.5		8.1	6.3	8.7		7.7

Established Pharmaceuticals	—	5,121	5,121	n/a		2.1	(4.4)	2.1		(4.4)

Core Laboratory Diagnostics	685	2,814	3,499	7.3		6.9	2.5	7.0		3.4

Molecular Diagnostics	201	244	445	(2.3)		8.3	3.0	3.3		0.5

Point of Care Diagnostics	274	74	348	18.1		8.9	7.6	16.0		15.7

Vascular(b)	1,226	1,845	3,071	(20.7	)(b)	7.6	3.3	(5.6	)(b)	(7.9	)(b)

Diabetes Care	568	759	1,327	4.4		(3.0)	(7.5)	(0.1)		(2.8)

Medical Optics	399	698	1,097	0.7		0.8	(2.4)	0.8		(1.3)

Other Sales	366	117	483	6.7		(5.0)	(11.3)	3.5		1.7

Notes:	1) See “Consolidated Statement of Earnings” for more information.
2) “Operational” growth reflects percentage change over the prior year excluding the impact of exchange rates.

(a)         In the fourth quarter, excluding the expected decline of certain royalty and supply arrangement revenues (including Promus), worldwide operational sales increased 0.7 percent, worldwide reported sales decreased 0.9 percent, and U.S. sales decreased 11.7 percent. This decline in U.S. Vascular sales primarily relates to a decrease in XIENCE sales due to market dynamics and the comparison to 4Q11 when XIENCE PRIME was launched.

(b)         For the full year 2012, excluding the expected decline of certain royalty and supply arrangement revenues (including Promus), worldwide operational sales increased 3.4 percent, worldwide reported sales increased 0.7 percent, and U.S. Vascular sales decreased 3.9 percent.

n/a = Not applicable

The following is a summary of Fourth-Quarter 2012 sales for select products.

				% Change vs. 4Q11
	Sales ($ in millions) 4Q12				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported

HUMIRA	1,413	1,268	2,681	31.1	17.9	15.2	24.5	23.1

TRILIPIX/TriCor (fenofibrate)	202	67	269	(50.7)	(3.7)	(5.2)	(43.7)	(43.9)

AndroGel	364	9	373	40.5	7.5	10.1	39.5	39.6

Kaletra	83	167	250	(17.0)	(9.4)	(11.4)	(12.1)	(13.4)

Lupron	155	56	211	11.3	(17.4)	(18.1)	1.8	1.6

Niaspan	277	—	277	7.4	n/a	n/a	7.4	7.4

Synthroid	168	26	194	24.9	7.5	3.4	22.2	21.5

Creon	105	83	188	3.9	13.8	11.8	8.0	7.2

Pediatric Nutritionals	366	581	947	8.5	14.1	15.0	11.9	12.4

Adult Nutritionals	377	391	768	11.5	5.6	5.2	8.4	8.2

Xience Drug-Eluting Stents(c)	128	272	400	(15.3)	12.6	10.3	2.0	0.5

Other Coronary Products(d)	49	101	150	(2.7)	3.0	0.1	1.0	(0.9)

Endovascular(e)	59	55	114	(3.2)	11.6	9.6	3.5	2.6

The following is a summary of Twelve-Month 2012 sales for select products.

				% Change vs. 12M11
	Sales ($ in millions) 12M12				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported

HUMIRA	4,376	4,889	9,265	27.7	15.4	8.5	20.7	16.8

TRILIPIX/TriCor (fenofibrate)	1,098	292	1,390	(19.9)	1.3	(5.2)	(16.0)	(17.2)

AndroGel	1,152	33	1,185	31.7	6.7	4.9	30.9	30.8

Kaletra	280	733	1,013	(14.1)	(7.6)	(13.2)	(9.4)	(13.4)

Lupron	569	231	800	5.4	(10.5)	(14.4)	0.1	(1.2)

Niaspan	911	—	911	(6.7)	n/a	n/a	(6.7)	(6.7)

Synthroid	551	105	656	5.7	10.0	1.5	6.4	5.0

Creon	353	306	659	6.5	10.6	3.5	8.4	5.1

Pediatric Nutritionals	1,445	2,080	3,525	14.0	9.1	8.0	11.1	10.4

Adult Nutritionals	1,452	1,484	2,936	6.1	6.6	4.0	6.3	5.0

Xience Drug-Eluting Stents(c)	555	1,044	1,599	(1.1)	8.5	4.8	5.1	2.7

Other Coronary Products(d)	196	402	598	(2.5)	4.1	(0.6)	1.9	(1.2)

Endovascular(e)	241	211	452	(1.9)	9.0	3.4	3.0	0.5

Notes:	1) See “Consolidated Statement of Earnings” for more information.
2) “Operational” growth reflects percentage change over the prior year excluding the impact of exchange rates.

(c) International sales include Abbott’s Absorb bioresorbable vascular scaffold (BVS).

(d) Includes guide wires, balloon catheters and other coronary products.

(e) Includes vessel closure, carotid stents and other peripheral products.

n/a = Not applicable

Diversified Healthcare Products Business Highlights

Initiated Clinical Trial of Absorb Bioresorbable Vascular Scaffold (BVS) in the United States

Announced the initiation of the ABSORB III clinical trial in patients in the U.S. The trial is designed to enroll approximately 2,250 patients and will compare the performance of Abbott’s Absorb BVS, a first-of-its kind device for the treatment of coronary artery disease, to the company’s XIENCE™ family of drug eluting stents. Data from the ABSORB III trial will support U.S. regulatory filings for Absorb.

Announced FDA Approval and U.S. Launch of XIENCE Xpedition

Announced the U.S. launch of the XIENCE Xpedition Drug Eluting Stent System, providing physicians a next-generation technology with the largest size matrix in the U.S. market. XIENCE Xpedition features a new stent delivery system designed to optimize deliverability, particularly in challenging coronary anatomies. XIENCE Xpedition is also available in Europe and other international markets.

Received Approval for Two New Diagnostic Tests

Announced clearance from the U.S. Food and Drug Administration for ARCHITECT 2nd Generation Testosterone Assay, a more sensitive, accurate and precise test, that allows physicians to obtain more reliable measurements of testosterone in both men and women. In addition, received CE Marking for the ARCHITECT STAT High Sensitive Troponin-I Assay, which may help clinicians reduce time in diagnosing heart attacks and assist in determining risk for those who may have future heart attacks.

Introduced Ensure Complete Shakes for Adults

Introduced in the U.S. Ensure Complete™, a nutritional shake that provides targeted muscle, heart, immune system, and bone support to help meet adults’ daily dietary needs. Ensure Complete shakes are suitable for gluten-free and lactose intolerant diets. Ensure Complete shakes feature Abbott’s proprietary ingredient, Revigor®, and 13 grams of protein to help protect, preserve and promote muscle health.

Received Approval for ALK Test as a Companion Diagnostic in Europe

Announced expansion of the current CE-IVD product labeling for Abbott’s Vysis® ALK Break Apart FISH Probe Kit, allowing the test to be marketed in the European Union as a companion diagnostic. The test is designed to detect rearrangements of the ALK gene in advanced non-small cell lung cancer patients who may be eligible for treatment with XALKORI® (crizotinib), Pfizer’s ALK inhibitor.

Proprietary Pharmaceuticals Business Highlights

Presented Data from the Phase 2b Aviator Study in Hepatitis C

Presented the full results from the Phase 2b Aviator study of AbbVie’s investigational all-oral interferon-free regimen for the treatment of hepatitis C (HCV). Data showed sustained virological response at 12 weeks post treatment (SVR12) in 98 percent of treatment-naïve and 93 percent of null responders (intent to treat) for genotype 1 (GT1) patients taking a combination of ABT-450/r, ABT-267, ABT-333 and ribavirin.

Initiated Phase 3 Hepatitis C Registrational Program

Announced details of the Phase 3 clinical trials designed to evaluate safety and efficacy of a 12-week regimen of three direct-acting antivirals, with and without ribavirin, for the treatment of HCV in GT1 patients. The Phase 3 program, which is currently open for enrollment, will include more than 2,000 patients with HCV GT1, with trial sites in 29 countries.

Received Approval for Ninth HUMIRA Indication in Europe

Announced approval of HUMIRA® in Europe for the treatment of pediatric patients with severe active Crohn’s disease. With this approval, HUMIRA becomes the first biologic treatment approved for these patients in more than five years. This marks the ninth indication for HUMIRA in the European Union.

Abbott issues ongoing earnings-per-share outlook for 2013

Abbott is issuing ongoing earnings-per-share guidance for the full-year 2013 of $1.98 to $2.04.

Abbott forecasts net specified items for the full-year 2013 of approximately $0.59 per share, primarily associated with intangible amortization expense, separation costs and cost-reduction initiatives. Including these net specified items, projected earnings per share under Generally Accepted Accounting Principles (GAAP) would be $1.39 to $1.45 for the full-year 2013.

Abbott declares 356th quarterly dividend

On Dec. 14, 2012, the board of directors of Abbott declared the company’s quarterly common dividend of $0.14 per share. Abbott’s cash dividend is payable Feb. 15, 2013, to shareholders of record at the close of business on Jan. 15, 2013. On Jan. 4, 2013, the board of directors of AbbVie declared the company’s quarterly cash dividend of $0.40 per share. AbbVie’s cash dividend is also payable on Feb. 15, 2013, to shareholders of record at the close of business on Jan. 15, 2013.

Abbott’s annualized cash dividend of $0.56 per share, combined with AbbVie’s annualized cash dividend of $1.60 per share, equals a total annualized cash dividend of $2.16 per share, compared to the annualized cash dividend of Abbott, prior to separation, of $2.04 per share. Future quarterly dividends are subject to approval by each company’s board of directors.

About Abbott

Abbott (NYSE: ABT) is a global healthcare company devoted to improving life through the development of products and technologies that span the breadth of healthcare. With a portfolio of leading, science-based offerings in diagnostics, medical devices, nutritionals and branded generic pharmaceuticals, Abbott serves people in more than 150 countries and employs approximately 70,000 people.

Visit Abbott at www.abbott.com and connect with us on Twitter at @AbbottNews.

Abbott will webcast its live fourth-quarter earnings conference call through its Investor Relations website at www.abbottinvestor.com at 8 a.m. Central time today. An archived edition of the call will be available after 11 a.m. Central time.

— Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995, including Abbott’s expected financial results after the separation of its research-based pharmaceutical business. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2011, and in Item 1A, “Risk Factors,” to our quarterly reports filed on Securities and Exchange Commission Form 10-Q for the quarters ended September 30, 2012 and June 30, 2012, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Fourth Quarter Ended December 31, 2012 and 2011

(in millions, except per share data)

(unaudited)

	2012	2011	% Change
Net Sales	$10,837	$10,377	4.4

Cost of products sold	4,060	3,838	5.8
Research and development	1,141	1,152	(0.9)
Acquired in-process and collaborations research and development	28	400	n/m
Selling, general and administrative	3,193	2,905	9.9
Total Operating Cost and Expenses	8,422	8,295	1.5

Operating earnings	2,415	2,082	16.0

Net interest expense	163	102	59.6
Loss on extinguishment of debt	1,351	—	n/m	1)
Net foreign exchange (gain) loss	(12)	(2)	n/m
Other (income) expense, net	39	28	38.7
Earnings before taxes	874	1,954	(55.3)
Taxes on earnings	(179)	335	n/m
Net Earnings	$1,053	$1,619	(34.9)

Net Earnings Excluding Specified Items, as described below	$2,421	$2,295	5.5	2)

Diluted Earnings per Common Share	$0.66	$1.02	(35.3)

Diluted Earnings per Common Share, Excluding Specified Items, as described below	$1.51	$1.45	4.1	2)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,596	1,577

1)             Loss on extinguishment of debt are expenses associated with the early payment of long-term debt as previously discussed.

2)             2012 Net Earnings Excluding Specified Items excludes after-tax charges of $858 million, or $0.54 per share, for loss on extinguishment of debt, $265 million, or $0.16 per share, for separation costs, $97 million, or $0.06 per share, for asset impairments, $122 million, or $0.07 per share, for restructuring, integration costs and other and $26 million, or $0.02 per share, for acquired in-process research and development.

2011 Net Earnings Excluding Specified Items excludes after-tax charges of $400 million, or $0.25 per share, relating to acquired in-process research and development related to the Reata collaboration, $124 million, or $0.08 per share, associated with the acquisition of Solvay Pharmaceuticals, and $152 million, or $0.10 per share, for other restructuring and integration charges.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Twelve Months Ended December 31, 2012 and 2011

(in millions, except per share data)

(unaudited)

	2012	2011	% Change
Net Sales	$39,874	$38,851	2.6

Cost of products sold	15,120	15,541	(2.7)	1)
Research and development	4,322	4,129	4.7
Acquired in-process and collaborations research and development	288	673	n/m
Selling, general and administrative	12,059	12,756	(5.5)	2)
Total Operating Cost and Expenses	31,789	33,099	(4.0)

Operating earnings	8,085	5,752	40.6

Net interest expense	513	445	15.3
Loss on extinguishment of debt	1,351	—	n/m	3)
Net foreign exchange (gain) loss	(8)	(50)	n/m
Other (income) expense, net	(34)	158	n/m	4)
Earnings before taxes	6,263	5,199	20.5
Taxes on earnings	300	470	(36.3)	5)
Net Earnings	$5,963	$4,729	26.1

Net Earnings Excluding Specified Items, as described below	$8,119	$7,331	10.7	6)

Diluted Earnings per Common Share	$3.72	$3.01	23.6

Diluted Earnings per Common Share, Excluding Specified Items, as described below	$5.07	$4.66	8.8	6)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,592	1,567

1)             2012 Cost of products sold decline was due in part to foreign exchange rates.

2)             2011 Selling, general and administrative expense includes $1.5 billion of litigation reserves related to previously disclosed litigation.

3)             Loss on extinguishment of debt are expenses associated with the early payment of long-term debt.

4)             Other (income) expense, net for 2011 includes a charge of $137 million for the impact of Abbott’s change to a calendar year end for the international operations that were previously reported on a November 30 year-end.

5)             2012 Taxes on earnings includes a favorable adjustment to tax expense of $408 million, or $0.26 per share, as a result of the resolution of various tax positions from a previous year. 2011 Taxes on earnings includes a favorable adjustment to tax expense of $580 million, or $0.37 per share, as a result of the resolution of various international and U.S. tax positions from prior years. These favorable items are classified as specified items and excluded from ongoing results, as discussed below.

6)             2012 Net Earnings Excluding Specified Items excludes after-tax charges of $858 million, or $0.54 per share, for loss on extinguishment of debt, $573 million, or $0.36 per share, for restructuring, $485 million, or $0.30 per share, for separation costs, $325 million, or $0.21 per share, for acquired in-process R&D and R&D milestone payments, $115 million, or $0.07 per share, related to litigation reserves, $112 million, or $0.07 per share, for integration-related expenses and $96 million, or $0.06 per share, for asset impairments. These items were partially offset by a favorable adjustment from the resolution of a prior year’s tax positions for $408 million, or $0.26 per share.

2011 Net Earnings Excluding Specified Items excludes after-tax charges of $1.454 billion, or $0.92 per share, related to litigation reserves, $673 million, or $0.43 per share, relating to acquired in-process research and development related to the Reata and Biotest collaborations, $341 million, or $0.22 per share, associated with the acquisition of Solvay Pharmaceuticals, $76 million, or $0.05 per share, for the impairment of an R&D intangible asset, $137 million, or $0.09 per share, for the 2009 and 2010 impact of the change to a calendar year end for international operations, $110 million, or $0.07 per share, for restructuring in the pharmaceutical business, $311 million, or $0.19 per share, for cost reduction initiatives and other, and $80 million, or $0.05 per share, for other litigation reserves. These items were partially offset by a favorable adjustment from the resolution of prior years’ international and U.S. tax positions for $580 million, or $0.37 per share.

n/m = Percent change is not meaningful.

Questions & Answers

Q1)                           What were sources of sales growth in the quarter?

A1)                            Excluding foreign exchange, worldwide sales increased 5.6 percent. Reported sales increased 4.4 percent, including an unfavorable 1.2 percent effect of foreign exchange. In emerging markets, sales increased more than 10 percent, excluding foreign exchange, with strong double-digit growth in many of the key emerging markets across Abbott’s businesses.

Worldwide Nutrition sales increased 10.0 percent in the quarter, excluding a favorable 0.2 percent effect of foreign exchange. This was driven by strong growth across the U.S. and International Nutrition businesses, increasing 9.4 percent and 10.5 percent (excluding foreign exchange), respectively, driven by growth of key products, including Similac®, PediaSure®, Ensure® and Glucerna®, as well as emerging market growth. Sales in emerging markets represent more than 40 percent of total Nutrition sales and increased double digits. Global sales of Core Laboratory Diagnostics increased 5.7 percent, excluding an unfavorable 1.9 percent effect of foreign exchange, driven by 7.2 percent international growth, excluding an unfavorable 2.4 percent effect of foreign exchange, with strong growth in key emerging markets, such as China, Russia and Brazil. Point of Care Diagnostics also contributed to strong sales growth, increasing double digits in the quarter.

Worldwide Proprietary Pharmaceuticals sales increased 8.5 percent, excluding an unfavorable 1.1 percent effect of foreign exchange, driven by strong growth in key franchises including HUMIRA worldwide and AndroGel® in the U.S., partially offset by the impact of Tricor® generic competition in the U.S.

Questions & Answers (continued)

Q2)                           How did specified items affect reported results?

A2)                            Specified items impacted fourth-quarter results as follows:

	4Q12
(dollars in millions, except earnings-per-share)	Earnings
	Pre-tax	After-tax	EPS
As reported (GAAP)	$874	$1,053	$0.66
Adjusted for specified items:
Loss on extinguishment of debt	$1,351	$858	$0.54
Separation costs	$282	$265	$0.16
Asset impairments	$119	$97	$0.06
Acquired IPR&D	$28	$26	$0.02
Restructuring/Integration/Other	$171	$122	$0.07
As adjusted	$2,825	$2,421	$1.51

Loss on extinguishment of debt relates to the payment of long-term debt as discussed previously. Separation costs are expenses related to the separation of AbbVie. Asset impairments relate to the write down of certain acquired research and development assets and equity investments. Acquired IPR&D relates to a previously announced Proprietary Pharmaceuticals collaboration. Restructuring/Integration/Other is associated primarily with previously announced restructuring actions across the businesses. The impact of the specified items by line item is as follows (dollars in millions):

	4Q12
	Cost of Products Sold	R&D	Acquired IPR&D	SG&A	Net Interest Expense	Loss on Extinguishment of Debt	Other (Income)/ Expense
As reported (GAAP)	$4,060	$1,141	$28	$3,193	$163	$1,351	$39
Adjusted for specified items:
Loss on extinguishment of debt	—	—	—	—	—	$(1,351)	—
Separation costs	$(6)	$(8)	—	$(212)	$(56)	—	—
Asset impairments	—	$(58)	—	—	—	—	$(61)
Acquired IPR&D	—	—	$(28)	—	—	—	—
Restructuring/Integration/Other	$(75)	$(45)	—	$(47)	—	—	$(4)
As adjusted	$3,979	$1,030	—	$2,934	$107	—	$(26)

Questions & Answers (continued)

Q3)                           What was the gross margin ratio in the quarter?

A3)                            The gross margin ratio before and after specified items is shown below (dollars in millions):

	4Q12
	Cost of Products Sold	Gross Margin	Gross Margin %
As reported (GAAP)	$4,060	$6,777	62.5%
Adjusted for specified items:
Restructuring/Integration/Other	$(81)	$81	0.8%
As adjusted	$3,979	$6,858	63.3%

The adjusted gross margin ratio was 63.3 percent in the fourth quarter, a decrease of 50 basis points from the prior year quarter due to the negative impact of foreign exchange of 130 basis points.

Q4)                           What was the tax rate?

A4)                            The ongoing tax rate for the full year was 14.8 percent, in line with previous guidance, as detailed below (dollars in millions):

	12M12
	Pre-Tax	Taxes on	Tax
	Income	Earnings	Rate
As reported (GAAP)	$6,263	$300	4.8%
Specified items	$3,266	$1,110	34.0%
Excluding specified items	$9,529	$1,410	14.8%

The ongoing tax rate for the fourth quarter was 14.3 percent, as detailed below (dollars in millions):

	4Q12
	Pre-Tax	Taxes on	Tax
	Income	Earnings	Rate
As reported (GAAP)	$874	$(179)	(20.5)%
Specified items	$1,951	$583	29.9%
Excluding specified items	$2,825	$404	14.3%

Questions & Answers (continued)

Q5)                           What are the key areas of focus in Abbott’s diversified medical products pipeline?

A5)                            Abbott’s diversified medical products pipeline includes revolutionary medical technologies, next-generation diagnostic systems, new formulations, new packaging, new flavors and other brand enhancements. Following are highlights:

•                  Vascular Devices

•                  Abbott has one of the industry’s most robust vascular pipelines and is working on well-staged incremental advances and transformational technologies that have the potential to restate the market.

•                  Drug Eluting Stents (DES) — Abbott is the global leader in drug eluting stents with several leading products on the market and next-generation platforms in development. XIENCE Xpedition, our next-generation DES technology, features a new stent delivery system for enhanced deliverability as well as a broader size matrix. XIENCE Xpedition was launched in the U.S. earlier this month and also is available in Europe and parts of Asia and Latin America. We expect to launch XIENCE Xpedition in additional markets this year.

•                  Bioresorbable Vascular Scaffold (BVS) — Absorb is the world’s first drug eluting BVS for the treatment of coronary artery disease. It restores blood flow to the heart by opening a clogged vessel and providing support to the vessel until the device dissolves, leaving patients with a treated vessel that may resume more natural function and movement because it is free of a permanent metallic stent. Absorb is now launched in more than 30 countries across Europe and parts of Latin America and Asia, including India. In January, Abbott announced the initiation of its U.S. clinical trial, ABSORB III, which will be used to support the U.S. regulatory filing of Absorb.

•                  Endovascular products — Abbott’s endovascular business key product launches in 2012 included the Absolute Pro® Vascular Self-Expanding Stent System and the Omnilink Elite® Vascular Balloon-Expandable Stent System, both for the treatment of iliac artery disease, a form of peripheral artery disease (PAD) that affects the lower extremities. We continue to develop innovative products to treat PAD and expand indications for stents and vessel closure systems.

•                  MitraClip — MitraClip® is a less invasive device for the treatment of select patients with mitral regurgitation (MR), the most common valve disease in the world. MR affects more than 8 million people in the United States and Europe, and is four times more prevalent than aortic stenosis. Abbott’s MitraClip system is available in Europe and parts of Asia and is currently under U.S. FDA review.

Questions & Answers (continued)

Q5)                           What are the key areas of focus in Abbott’s diversified medical products pipeline?

A5)                            (continued)

•                  Nutrition

•                  Abbott is focused on six key areas through nutrition: immunity, cognition, lean body mass, inflammation, metabolism and tolerance. Through these platforms, we are helping to solve global health needs with nutrition science that matters to our customers. Demographic shifts also shape our innovation pipeline, as we focus on new and existing technologies to support the challenges of an aging population, including malnutrition, increase in chronic disease and the targeted needs of critical care. We have initiated more than 100 clinical trials over the last three years.

•                  We have expanded our R&D capabilities, reduced innovation cycle times and accelerated product introductions. In 2012 we launched 80 products in key markets around the world. We’re also expanding R&D infrastructure closer to our customers to deliver relevant regional innovation, and building external partnerships to expand on our core capabilities and identify emerging technologies.

•                  Key highlights from the second half of 2012 include:

•                  Continued the global roll-out of Similac Total Comfort with four additional launches in key markets: Hong Kong, Taiwan, Malaysia and Russia. With these launches, Similac Total Comfort is now available in 19 key international markets.

•                  Initiated the global introduction of specialty tolerance products with first market launches of Similac Alimentum® in Singapore and Similac Spit-Up Relief™ in Saudi Arabia.

•                  Continued to build our portfolio in India with the launch of Similac Stage 2 and HQPro, a protein powder product.

•                  Completed the U.S. launch of Myoplex® Original and Lite Ready-To-Drink with Revigor®, Similac Liquid Protein Fortifier, as well as a ZonePerfect® brand redesign.

Questions & Answers (continued)

Q5)                           What are the key areas of focus in Abbott’s diversified medical products pipeline?

A5)                            (continued)

•                  Established Pharmaceuticals

•                  Abbott’s large and growing portfolio of hundreds of established pharmaceuticals consists of trusted, well-known brands that have broad use throughout the world. Our strategy is focused on increasing access and being closer to patients and other customers by operating locally in each market and building country-specific portfolios made up of global and local pharmaceutical brands that best meet each local market’s needs.

•                  We continue to strengthen the depth and breadth of our established pharmaceuticals portfolio across several therapeutic areas including gastroenterology, women’s health, cardiology, metabolic disorders and primary care. This includes launching new and improved formulations of our current trusted brands, such as Creon and Brufen, as well as launching new products, such as Amitiza®, a prescription medicine for the treatment of chronic constipation, which recently launched in Japan.

•                  Over the next several years, we expect to bring these medicines to broader patient populations through registrations across multiple geographies, including key emerging markets.

•                  Diagnostics

•                  Abbott is focusing on near-term launches of important automation solutions, such as its next-generation track system called ACCELERATOR a3600, to help improve efficiencies in the laboratory. These important innovations will play a critical role in reducing the time it takes for a test result to be delivered to the physician to aid in patient diagnosis. Recent launches include two new tests for the ARCHITECT platform: an innovative, highly sensitive troponin assay available outside the U.S. and a second-generation testosterone assay now available worldwide. Additionally, Abbott expects to launch assays in the areas of cardiac care, fertility, metabolics and infectious disease later this year, which will further broaden and differentiate its industry-leading menu.

•                  Future growth for the Core Laboratory Diagnostics business will be driven by its next-generation blood screening, hematology and immunochemistry analyzers, as well as advanced automation and informatics solutions to provide high-quality results and information, while enhancing laboratory productivity and reducing costs.

•                  Abbott expects to launch more than 15 new molecular diagnostic products over the next few years, including several novel oncology, infectious disease and companion diagnostic assays.

Questions & Answers (continued)

Q5)                           What are the key areas of focus in Abbott’s diversified medical products pipeline?

A5)                            (continued)

•                  Vision Care

•                  Abbott expects numerous new products and technology advancements over the next five years from its cataract, refractive and corneal business units. In its market-leading LASIK business, Abbott is expanding its proprietary laser platform into new vision correction applications, including cataract surgery. Abbott also continues to expand its portfolio of cataract technologies which includes intraocular lenses (IOLs), phacoemulsification systems and viscoelastics.

•                  Key highlights of 2012 include:

•                  Completed the European launch of the TECNIS® Multifocal Toric 1-Piece IOL, which is the latest advancement in the TECNIS portfolio of high-quality IOLs. The TECNIS iTec Preloaded Delivery System, also launched in Europe, allows a cataract surgeon to implant the TECNIS 1-Piece IOL safely into the eye through a smaller incision.

•                  Received U.S. FDA clearance to use Abbott’s iFS Advanced Femtosecond Laser in cataract surgery, giving surgeons the ability to make precise, bladeless bow-shaper or curved arcuate incisions during surgery and customize for each individual patient.

•                  Received FDA approval of Healon® EndoCoat OVD, a device intended for use as a surgical aid in cataract extraction and IOL implantation.

•                  Launched in Europe and Japan the iDesign Advanced WaveScan Studio aberrometer, a next-generation diagnostic tool for mapping and analyzing corneal aberrations in the eye.

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